Exhibit 4.1


SUBSCRIPTION AGREEMENT

SUMMA METALS CORP.
28281 Crown Valley Parkway Suite 225 Laguna Nigel, CA  92677-1461

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ________________ Units of Common Stock of Summa Metals Corp. (the "Company") at a price of $6.00 per Unit (the "Subscription Price")

Purchaser hereby confirms the subscription for and purchase of said number of Units and hereby agrees to pay herewith the Subscription Price for such Units.


MAKE CHECK PAYABLE TO: "Steven L. Siskind, Escrow Agent for Summa Metals Corp."


Executed this        day of               , 1998 at

Street Address

Signature of Purchaser

Printed Name of Purchaser

City                     State                     Zip Code

Social Security Number/Tax I.D.  Number of Shares Purchased

SUMMA METALS CORP.

BY: